Exhibit 10.2

Second Amended and Restated Promissory Note

$375,000,000.00	Bellevue, Washington April 9, 2024

FOR VALUE RECEIVED, the undersigned, Rush Truck Leasing, Inc. ("RTL"), a Delaware corporation, promises to pay to the order of PACCAR Leasing Company, a division of PACCAR Financial Corp., a Washington corporation ("PLC"), the sum of THREE HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($375,000,000.00) (or so much thereof as shall be outstanding and unpaid) on December 1, 2025, or as provided below if the maturity of this Note has been accelerated after an Event of Default (as defined in the Second Amended and Restated Inventory Financing and Purchase Money Security Agreement dated as of November 1, 2023 between RTL and PLC, as amended (the "Loan Agreement")), together with all accrued and unpaid interest on the unpaid principal amount of this Note at the rates described below for the applicable account hereunder. PLC and RTL agree that payments of principal and interest shall be made as set forth in the Loan Agreement. Both principal and interest are payable in lawful money of the United States in immediately available funds or their equivalent.

This is the "Note" identified in the Loan Agreement and is subject to all of the terms, conditions and other provisions of that Loan Agreement. All capitalized terms not otherwise defined shall have the meanings given in the Loan Agreement. A monthly summary statement showing the amounts advanced, effective daily interest rates and charges, and payments shall be sent to RTL as soon as possible after the end of each month. In the absence of a demonstrated error, each such statement shall be deemed a correct statement of the amounts owned under this Note as of the end of the month being reported, unless RTL notifies PLC of any disagreement with such statement within forty-five (45) days of RTL's receipt of the statement.

As used in this Note, the "Prime Rate" shall mean the U.S. prime rate as reported in the Money Rates section of The Wall Street Journal on each business day or, in the absence of such publication, the prime interest rate as published by the U.S. Federal Reserve or publicly posted by one of the 10 largest (by assets in domestic offices) U.S. commercial banks, as reasonably determined by PLC. The Prime Rate reported on the first business day of each calendar month shall be used to determine the interest rate on this Note for that month.

Floating Rate Account. Interest on the Floating Rate Account shall be computed daily, on the basis of a 360 day year for the actual number of days elapsed, at the Prime Rate as such rate may change from time to time, minus one and 95/100 percent (1.95%) per annum; provided that the floating rate of interest shall be subject to a floor of zero percent (0.00%) per annum. Interest shall be paid on each Interest Payment Date. If PLC reasonably determines that the Prime Rate has been discontinued, then PLC shall, in consultation with RTL, select a comparable successor rate in its reasonable discretion.

Fixed Rate Account. Subject to the terms and conditions of the Loan Agreement, RTL may convert all or a part of the unpaid balance of this Note from a floating rate of interest, as set forth above, to a fixed rate of interest (computed on the basis of a 365 or 366 day year for the actual number of days elapsed). The payment terms and interest rate for each fixed interest rate portion of this Note shall be set forth in a separate Request for Advance form as a "Fixed Rate Advance." Any such conversion shall reduce the balance of the Note subject to floating rates of interest in the Fixed Rate Account, as set forth in the Request for Advance. Additionally, PLC and RTL may agree at the time of an Advance that such Advance shall be a Fixed Rate Advance under the Fixed Rate Account of this Note.

Default Interest Rate. If an Event of Default under the Loan Agreement has occurred, all interest accrued to the date of default shall be added to principal, and the accelerated principal balances shall be immediately due and payable. Thereafter, interest shall accrue and be due and payable on the unpaid principal balance at the Prime Rate plus two percent (2.0%) per annum until paid in full.

It is the intent of RTL and PLC that the terms and conditions of this Note shall take effect from the date of the Note (as set forth at the top of the first page of the Note), regardless of the actual date the Note was signed by RTL or delivered to PLC.

RUSH TRUCK LEASING, INC.

By: /s/ W.M. “Rusty” Rush
Name: W.M. “Rusty” Rush
Title: President and Chief Executive Officer

Second Amended and Restated Promissory Note—Page 2